Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150682

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 22, 2008)

6,500,000 Common Units
Representing Limited Partner Interests

Teekay Offshore Partners L.P.

$14.32 per common unit

We are selling 6,500,000 of our common units, representing limited partner interests. We have granted the underwriters an option to purchase up to 975,000 additional common units to cover over-allotments, if any.

Our common units are listed on the New York Stock Exchange under the symbol “TOO.” The last reported sale price of our common units on the New York Stock Exchange on July 29, 2009 was $15.36 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and page 7 of the accompanying prospectus before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common
	Unit	Total

Public offering price	$14.32	$93,080,000
Underwriting discount	$0.61	$3,965,000
Proceeds to us (before expenses) from this offering to the public	$13.71	$89,115,000

The underwriters expect to deliver the common units on or about August 4, 2009.

Citi
       BofA Merrill Lynch
                           UBS Investment Bank
Wells Fargo Securities

Raymond James	DnB NOR Markets

The date of this prospectus supplement is July 30, 2009.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modified or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission (or SEC) that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common units, and are seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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Prospectus Supplement
Where You Can Find More Information	S-iii
Incorporation of Documents by Reference	S-iii
Forward Looking Statements	S-iv
Summary	S-1
Risk Factors	S-6
Use of Proceeds	S-9
Capitalization	S-10
Price Range of Common Units and Distributions	S-11
Material U.S. Federal Income Tax Considerations	S-12
Underwriting	S-17
Legal Matters	S-20
Experts	S-20
Expenses	S-21

Prospectus
About This Prospectus	1
Teekay Offshore Partners L.P.	2
Where You Can Find More Information	4
Incorporation of Documents by Reference	4
Forward-Looking Statements	5
Risk Factors	7
Use of Proceeds	14
Capitalization	15
Price Range of Common Units and Distributions	16
Description of The Common Units	17
How We Make Cash Distributions	21
Material U.S. Federal Income Tax Considerations	30
Non-United States Tax Considerations	34
Plan of Distribution	36
Service of Process and Enforcement of Civil Liabilities	38
Legal Matters	39
Experts	39
Expenses	40

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC and incorporated into this prospectus, automatically will update information previously filed with the SEC and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the year ended December 31, 2008;

•	our Current Report on Form 6-K filed on July 29, 2009, for the quarter ended March 31, 2009;

•	our Current Report on Form 6-K filed on July 29, 2009;

•	all subsequent Reports on Form 6-K filed prior to the termination of this offering that we identify in such reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 6, 2008, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference into this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.teekayoffshore.com. The information contained in our website, or any other website, is not

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incorporated by reference in this prospectus and does not constitute a part of this prospectus. You may also make requests for such documents at no cost by writing or calling us at the following address:

Teekay Offshore Partners L.P.
4th Floor, Belvedere Building,
69 Pitts Bay Road
Hamilton HM 08, Bermuda Attn: Corporate Secretary
(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

In reviewing any agreements included as exhibits to the registration statement relating to the securities covered by this prospectus or to other SEC filings incorporated by reference into this prospectus, please be aware that these agreements are attached as exhibits to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement, which representations and warranties may have been made solely for the benefit of the other parties to the applicable agreement and, as applicable:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that may have been made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement (or such other date or dates as may be specified in the agreement) and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied upon by investors in considering whether to invest in our securities.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about the following matters:

•	our ability to make cash distributions on our units or the amount of such quarterly distributions;

•	our future financial condition or results of operations and future revenues and expenses;

•	growth prospects of the offshore and tanker markets;

•	offshore and tanker market fundamentals, including the balance of supply and demand in the offshore and tanker markets;

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•	the expected lifespan of a new shuttle tanker, a floating storage and offtake unit, a floating production, storage and offloading unit, and a conventional tanker;

•	estimated capital expenditures and the availability of capital resources to fund capital expenditures;

•	our ability to maintain long-term relationships with major crude oil companies;

•	the recent economic downturn and crisis in the global financial markets, including disruptions in the global credit and stock markets and potential negative effects on our customers’ ability to charter our vessels and pay for our services;

•	our ability to leverage to our advantage Teekay Corporation’s relationships and reputation in the shipping industry;

•	our continued ability to enter into fixed-rate time charters with customers;

•	obtaining offshore projects that we or Teekay Corporation bid on or that Teekay Corporation is awarded;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	the ability of the counterparties to our derivative contracts to fulfill their contractual obligations;

•	our pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

•	Teekay Corporation offering to us additional vessels or interests in Teekay Offshore Operating L.P.;

•	our expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self regulatory organization standards applicable to our business;

•	the expected impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	anticipated taxation of our partnership and its subsidiaries;

•	our general and administrative expenses as a public company and expenses under service agreements with other affiliates of Teekay Corporation and for reimbursements of fees and costs of our general partner; and

•	our business strategy and other plans and objectives for future operations.

These and other forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in the prospectus and those risks discussed in other reports we file with the SEC and that are incorporated in this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2008. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk Factors” and otherwise incorporated into this prospectus. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein, and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus, including the “Risk Factors” section, and the documents incorporated by reference herein. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes that the underwriters have not exercised their over-allotment option.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, including Teekay Offshore Operating L.P., except that those terms, when used in this prospectus in connection with the common units described herein, shall specifically mean Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Overview

We are an international provider of marine transportation and storage services to the offshore oil industry. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers and floating storage and offtake (or FSO) units under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers and FSO units as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We intend to follow this same practice in acquiring floating production, storage and offloading (or FPSO) units, which produce and process oil offshore in addition to providing storage and offloading capabilities. We may enter into joint ventures and partnerships with companies that may provide increased access to opportunities emerging from the global expansion of the offshore transportation, storage and production sectors, or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We view our conventional tanker fleet primarily as a source of stable cash flow as we seek to expand our offshore operations. Teekay Corporation owns and controls our general partner and currently owns a 47.99% limited partner interest in us.

Our Fleet

Our principal asset is a 51.0% interest in Teekay Offshore Operating L.P. (or OPCO), which owns and operates the world’s largest fleet of shuttle tankers in addition to FSO units and conventional oil tankers. We control OPCO through our ownership of its general partner. Teekay Corporation owns the remaining 49.0% interest in OPCO.

Our fleet consists of:

•	35 shuttle tankers, 25 of which are owned by OPCO (including five through 50%-owned joint ventures), eight of which are chartered-in by OPCO and two of which are owned by us (including one through a 50%-owned joint venture);

•	five FSO units, four of which are owned by OPCO; and

•	11 Aframax-class conventional crude oil tankers, all of which are owned by OPCO.

All of these vessels operate under fixed-rate contracts or, for some of our shuttle tankers, under contracts of affreightment where payments are based upon the volume of oil transported. Our fleet consists of double-hull vessels, other than two of our FSO units.

Our 2008 Acquisitions

On June 18, 2008, we acquired from Teekay Corporation an additional 25% limited partnership interest in OPCO for $205.0 million. This interest was in addition to our previous 0.01% general partner interest and 25.99% limited partner interest in OPCO. We financed the purchase of the additional interest with net proceeds from a public offering of our common units and a concurrent private placement to Teekay Corporation of our common units.

On June 18, 2008, OPCO acquired from Teekay Corporation two 2008-built Aframax lightering tankers, the SPT Explorer and the SPT Navigator, for a total cost of approximately $106.0 million, including the assumption of $90.0 million of debt. These two lightering tankers are specially designed to be used in ship-to-ship oil transfer operations. They operate under ten-year, fixed-rate bareboat charters to Teekay Corporation’s 50%-owned joint venture company, Skaugen Petro Trans Inc., with options exercisable by the charterer to extend up to an additional five years.

Our Potential Acquisitions

Pursuant to an omnibus agreement we entered into in connection with our initial public offering in December 2006, Teekay Corporation is obligated to offer to us its interest in certain shuttle tankers, FSO units and FPSO units and joint ventures it may acquire in the future, provided the vessels are servicing contracts in excess of three years in length. We also may acquire additional limited partner interests in OPCO or vessels that Teekay Corporation may offer us from time to time in the future.

Pursuant to the omnibus agreement, Teekay Corporation was obligated to offer to us the FPSO unit, the Varg, within 30 days of the unit being re-chartered by Teekay Corporation’s wholly-owned subsidiary, Teekay Petrojarl AS (or Teekay Petrojarl), on December 4, 2008. We agreed to waive Teekay Corporation’s obligation to offer the unit to us for charter or purchase within 30 days of the re-chartering in exchange for the right to acquire the unit for its fair market value, at any time until December 4, 2009.

Teekay Corporation was also obligated to offer to us prior to July 9, 2009, existing FPSO units of Teekay Petrojarl that were servicing contracts in excess of three years in length as of July 9, 2008, the date on which Teekay Corporation acquired 100% of Teekay Petrojarl. We agreed to waive Teekay Corporation’s obligation to offer the units to us by July 9, 2009 in exchange for the right to acquire the units for fair market value, at any time until July 9, 2010.

In addition, Teekay Corporation has ordered four Aframax shuttle tanker newbuildings that are scheduled to deliver in 2010 and 2011, for a total delivered cost of approximately $460 million. We anticipate that these vessels will be offered to us pursuant to the omnibus agreement and will be used to service either new long-term, fixed-rate contracts Teekay Corporation may be awarded prior to the vessel deliveries or OPCO’s contracts-of-affreightment in the North Sea.

Business Strategies

Our primary business objective is to increase our distributions per unit by executing the following strategies:

•	Expand global operations in high growth regions. We seek to expand our shuttle tanker and FSO unit operations into growing offshore markets such as Brazil and Australia. In addition, we intend to pursue opportunities in new markets such as Arctic Russia, Eastern Canada, the Gulf of Mexico, Asia and Africa.

•	Pursue opportunities in the FPSO sector. We believe that Teekay Corporation’s ownership of Teekay Petrojarl, a leading operator in the FPSO sector, will enable us to competitively pursue FPSO projects anywhere in the world by combining Teekay Petrojarl’s engineering and operational expertise with Teekay Corporation’s global marketing organization and extensive customer and shipyard relationships.

•	Acquire additional vessels on long-term, fixed-rate contracts. We intend to continue acquiring shuttle tankers and FSO units with long-term contracts, rather than ordering vessels on a speculative basis, and we intend to follow this same practice in acquiring FPSO units. We believe this approach facilitates the financing of new vessels based on their anticipated future revenues and ensures that new vessels will be employed upon acquisition, which should stabilize cash flows. Additionally, we anticipate growing by acquiring additional limited partner interests in OPCO that Teekay Corporation may offer us in the future.

•	Provide superior customer service by maintaining high reliability, safety, environmental and quality standards. Energy companies seek transportation partners that have a reputation for high reliability, safety, environmental and quality standards. We intend to leverage OPCO’s and Teekay Corporation’s operational expertise and customer relationships to further expand a sustainable competitive advantage with consistent delivery of superior customer service.

•	Manage our conventional tanker fleet to provide stable cash flows. We believe the fixed-rate time charters for our conventional oil tankers will provide stable cash flows during their terms and a source of funding for expanding our offshore operations. Depending on prevailing market conditions during and at the end of each existing charter and subject to certain rights of first refusal in favor of Teekay Corporation under the omnibus agreement, we may seek to extend the charter, enter into a new charter, operate the vessel on the spot market or sell the vessel in an effort to maximize returns on the conventional fleet while managing residual risk.

Competitive Strengths

We believe that we are well positioned to execute our business strategies because of the following competitive strengths:

•	Leading position in the shuttle tanker sector. We are the world’s largest owner and operator of shuttle tankers, as we own or operate 35 of the 75 vessels in the world shuttle tanker fleet. Our large fleet size enables us to provide comprehensive coverage of charterers’ requirements and provides opportunities to enhance the efficiency of operations and increase fleet utilization.

•	Offshore operational expertise and enhanced growth opportunities through our relationship with Teekay Corporation. Teekay Corporation has achieved a global brand name in the shipping industry and the offshore market, developed an extensive network of long-standing relationships with major energy companies and earned a reputation for reliability, safety and excellence. Some benefits we believe we receive due to our relationship with Teekay Corporation include:

–	access through services agreements to its comprehensive market intelligence and operational and technical sophistication gained from over 25 years of providing shuttle tanker services and FSO services to offshore energy customers. We believe this expertise will also assist us in successfully expanding our position in the FPSO sector after this offering through Teekay Corporation’s ownership of Teekay Petrojarl and our rights to participate in certain FPSO projects under the omnibus agreement;

–	access to Teekay Corporation’s general commercial and financial core competencies, practices and systems, which we believe enhances the efficiency and quality of operations;

–	enhanced growth opportunities and added competitiveness in bidding for transportation requirements for offshore projects and in attracting and retaining long-term contracts throughout the world; and

–	improved leverage with leading shipyards during periods of vessel production constraints, which are anticipated over the next few years, due to Teekay Corporation’s established relationships with these shipyards and the high number of newbuilding orders it places.

•	Cash flow stability from contracts with leading energy companies. We benefit from stability in cash flows due to the long-term, fixed-rate contracts underlying most of our business. We have been able to secure long-term contracts because our services are an integrated part of offshore oil field projects and a critical part of the logistics chain of the fields. Due to the integrated nature of our services, the high cost of field development and the need for uninterrupted oil production, contractual relationships with customers with respect to any given field typically last until the field is no longer producing.

•	Disciplined vessel acquisition strategy and successful project execution. Our fleet has been built through successful new project tenders and acquisitions, and this strategy has contributed significantly to our leading position in the shuttle tanker market. A significant portion of OPCO’s shuttle tanker fleet was established through the acquisition of Ugland Nordic Shipping AS in 2001 and Navion AS, StatoilHydro ASA’s shipping subsidiary, in 2003. In addition, we have increased the size of our fleet through customized shuttle tanker and FSO projects for major energy companies around the world.

Recent Developments

On July 29, 2009, we filed with the SEC our results for the quarter ended March 31, 2009 on our Current Report on Form 6-K. Although results for the second quarter ended June 30, 2009 are not yet available, we believe factors impacting our first quarter results have generally persisted through the second quarter. In addition, we expect lower net voyage revenues and income from vessel operations than for the first quarter ended March 31, 2009, primarily due to seasonal factors — increased drydocking and field maintenance — that we typically experience during the second quarter compared to the first quarter. In the second half of 2009, we expect lower operating expenses as a result of the progress we made on our re-flagging of vessels and other cost management initiatives, and we anticipate higher fleet utilization following completion of seasonal maintenance and the start-up of new North Sea fields.

We have declared a cash distribution of $0.45 per unit for the second quarter of 2009, payable on August 14, 2009 to all unitholders of record on July 29, 2009. Common units issued in this offering will not receive the cash distribution for the second quarter of 2009.

Partnership Information

We are a limited partnership organized in 2006 under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529.

The Offering

Issuer	Teekay Offshore Partners L.P.

Common units offered by us	6,500,000 common units.

7,475,000 common units if the underwriters exercise in full their option to purchase up to an additional 975,000 common units to cover any over-allotments.

Units outstanding after this offering	26,925,000 common units and 9,800,000 subordinated units. 27,900,000 common units and 9,800,000 subordinated units if the underwriters exercise in full their over-allotment option.

Use of proceeds	We will use the net proceeds from this offering of common units, including our general partner’s related capital contribution, to repay a portion of our outstanding debt under one of our revolving credit facilities. Please read “Use of Proceeds” on page S-9 of this prospectus supplement.

New York Stock Exchange Symbol	TOO.

RISK FACTORS

Before investing in our common units you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider those risks discussed under the caption “Risk Factors” beginning on page 8 of the accompanying prospectus, as well as the discussion of risk factors beginning on page 8 of our Annual Report on Form 20-F for the year ended December 31, 2008. If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our common units could decline, and you could lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks Inherent in an Investment in Us

After completion of this offering, we will continue to have a significant amount of indebtedness, which may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions to you.

Assuming we had completed this offering on June 30, 2009, as of that date, we would have had an aggregate of approximately $1,401.9 million of debt outstanding and would have been able to borrow an additional aggregate amount of approximately $235.9 million under our revolving credit facilities, subject to certain liquidity requirements. We have a significant amount of indebtedness and we may incur additional indebtedness in the future. In addition, if we are awarded contracts for additional offshore projects or otherwise acquire additional vessels or businesses, our consolidated debt may significantly increase. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our industry or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

In addition, our credit facilities require us to make substantial interest and principal payments, including principal payments of approximately $68 million in the remainder of 2009 and approximately $119 million in 2010. Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain financing on acceptable terms which may hinder or prevent us from meeting our future capital needs or growing our fleet.

Global financial markets and economic conditions have been, and continue to be, disrupted and volatile. The debt and equity capital markets continue to be distressed. These issues and the current weak economic conditions have made, and will likely continue to make, it difficult to obtain financing. In particular, the cost of raising money in the equity capital markets has increased substantially while the availability of funds from those markets has diminished. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing unitholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers.

Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures any of which could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties, other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.”

A recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. Apr. 13, 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the U.S. Internal Revenue Code of 1986, as amended (or the Code). However, the court’s ruling was contrary to the position of the U.S. Internal Revenue Service (or IRS) and it is uncertain whether the IRS will follow the Fifth Circuit’s time charter analysis in Tidewater for purposes of making PFIC determinations. Moreover, we believe that the nature of our time chartering activities, as well as our time charter contracts, differ in certain material respects from those at issue in Tidewater. Consequently, while there are uncertainties involved in the determination, we believe that we are not now and have not been a PFIC, and we have received the opinion of our counsel, Perkins Coie LLP, concluding that it is more likely than not that we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering.

Notwithstanding the advice we have received, no assurance can be given that the IRS will accept our position that we are not a PFIC or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations. If the IRS were to find that we are or have been a PFIC for any taxable year, U.S. unitholders will face potentially adverse U.S. federal income tax consequences. Under the PFIC rules, unless those U.S. unitholders make certain elections available under the Code, such unitholders would be liable to pay tax at ordinary income tax rates plus interest upon certain distributions and upon any gain from the disposition of our common units, as if such distribution or gain had been recognized ratably over the unitholder’s holding period. Please read “Material U.S. Federal Income Tax Considerations — Taxation of an Investment in Us.”

We are subject to taxes, which reduces our cash available for distribution to you.

We or our subsidiaries are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations, which reduces the amount of our cash available for distribution. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us, OPCO or our or its subsidiaries in jurisdictions in which operations are conducted. For example, as described below in “Material U.S. Federal Income Tax Considerations — Taxation of the Partnership,” this offering will result in Teekay Corporation holding less than 50.0% of the value of our outstanding units, and therefore we expect that our U.S. source income will be subject to taxation under Section 883 of the U.S. Internal Revenue Code for fiscal years beginning after this offering in 2010.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $90.6 million from the sale of common units we are offering (including from our general partner’s related capital contribution to maintain its 2% general partner interest in us), after deducting underwriting discounts and estimated offering expenses payable by us. We expect to receive net proceeds of approximately $104.3 million (including from our general partner’s related capital contribution) if the underwriters exercise in full their over-allotment option to acquire additional common units.

We will use the net proceeds from this offering, and the related capital contribution by our general partner, to repay a portion of our outstanding debt under one of our revolving credit facilities, which has a fluctuating interest rate based on the London Interbank Offered Rate (LIBOR) plus 0.625%. We borrowed under this facility from time to time for working capital and general partnership purposes. The credit facility matures on October 20, 2014. We anticipate being able to redraw on the credit facility in the future to fund acquisitions and for general partnership purposes.

Affiliates of certain underwriters are lenders under the revolving credit facility described above and will receive a portion of the net proceeds from this offering. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2009 on a historical basis and on an as adjusted basis to give effect to this offering, the related capital contribution by our general partner to maintain its 2% general partner interest in us, and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.”

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 20-F for the year ended December 31, 2008, and from our Current Report on Form 6-K for the quarter ended March 31, 2009, each of which is incorporated by reference herein.

	As of March 31, 2009
	Actual	As Adjusted(1)
	(In thousands)

Total cash and cash equivalents	$147,837	$147,837	(2)

Long-term debt, including current portion	$1,554,254	$1,463,624	(2)
Equity:
Non-controlling interest	206,102	206,102
Partners’ equity	120,403	211,033
Accumulated other comprehensive loss	(13,050)	(13,050)

Total capitalization	$1,867,709	$1,867,709

(1)	Assumes the underwriters have not exercised their over-allotment option.

(2)	Does not give effect to the repayments of approximately $62 million of our debt in the quarter ended June 30, 2009 and the corresponding reduction in total cash and cash equivalents.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units were first offered on the New York Stock Exchange on December 14, 2006, at an initial price of $21.00 per unit. Our common units are listed for trading on the New York Stock Exchange under the symbol “TOO.”

The following table sets forth, for the periods indicated, the high and low closing sales price per common unit, as reported on the New York Stock Exchange, and the amount of quarterly cash distributions declared per unit. The closing sales price of our common units on the New York Stock Exchange on July 29, 2009 was $15.36 per common unit.

	Closing Sales
	Price Ranges		Quarterly Cash
	High	Low	Distributions(1)

Years Ended
December 31, 2008	$26.46	$6.58
December 31, 2007	37.45	24.04

Quarters Ended
September 30, 2009(2)	$16.03	$14.14
June 30, 2009	14.32	11.76	$0	.45(3)
March 31, 2009	14.89	9.75	0.45
December 31, 2008	14.05	6.58	0.45
September 30, 2008	19.69	11.25	0.45
June 30, 2008	24.35	19.74	0.40
March 31, 2008	26.46	20.71	0.40
December 31, 2007	29.38	24.04	0.40
September 30, 2007	37.45	28.00	0.385
June 30, 2007	35.40	29.79	0.35
March 31, 2007	31.66	26.00	0.35

Months Ended
July 31, 2009(2)	$16.03	$14.14
June 30, 2009	14.32	13.44
May 31, 2009	13.92	12.77
April 30, 2009	14.07	11.76
March 31, 2009	13.36	9.75
February 29, 2009	14.37	11.13
January 31, 2009	14.89	12.53

(1)	Distributions are shown for the quarter with respect to which they were declared. Cash distributions were declared and paid within 45 days following the close of each quarter.

(2)	Period beginning July 1, 2009 and ending July 29, 2009.

(3)	On July 23, 2009, we declared a cash distribution of $0.45 per unit for the second quarter of 2009, which will be paid on August 14, 2009 to all unitholders of record on July 29, 2009. Common units issued in this offering will not receive the cash distribution for the second quarter of 2009.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Taxation of the Partnership

We are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations. Our Annual Report on Form 20-F for the year ended December 31, 2008, supplemented by our Current Report on Form 6-K filed on July 29, 2009, contains a discussion of the material tax considerations applicable to our business and assets in these jurisdictions. The following discussion provides additional disclosure regarding the potential application of certain U.S. federal income taxes to us in light of the offering and, in this regard, replaces the discussion contained in our Annual Report on Form 20-F, at Item 4.E. “Taxation of the Partnership — United States Taxation.”

United States Federal Income Taxation

This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (or the Code) as in effect on the date of this prospectus supplement, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, as in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us.

Election to be Taxed as a Corporation.  We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, we are subject to U.S. federal income tax on our income to the extent it is from U.S. sources or otherwise is effectively connected with the conduct of a trade or business in the United States as discussed below.

Taxation of Transportation Income.  A significant portion of our gross income will be attributable to the transportation of crude oil and related products. For this purpose, gross income attributable to transportation (or Transportation Income) includes income derived from, or in connection with, the use (or hiring or leasing for use) of a vessel to transport cargo, or the performance of services directly related to the use of any vessel to transport cargo, and thus includes both time charter or bareboat charter income.

Transportation Income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States (or U.S. Source International Transportation Income) will be considered to be 50.0% derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States (or U.S. Source Domestic Transportation Income) will be considered to be 100.0% derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations will be considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally will not be subject to U.S. federal income tax.

Based on our current operations, we expect substantially all of our Transportation Income to be from sources outside the United States and not subject to U.S. federal income tax. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of U.S. Source International Transportation Income, as well as give rise to U.S. Source Domestic Transportation Income, all of which will be subject to U.S. federal income taxation, unless, with respect to U.S. Source International Transportation Income, the exemption from U.S. taxation under Section 883 of the Code (or the Section 883 Exemption) applies.

The Section 883 Exemption.  In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder (or the Section 883 Regulations), it will not be subject to the net basis and branch taxes or 4.0% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption only applies to U.S. Source International Transportation Income and generally may be applicable in the event Teekay Corporation (or certain other qualifying shareholders) own more than 50.0% of our outstanding equity interests for more than half of the days in a given year. Prior to the offering, we believe that Teekay Corporation owned more than 50.0% of the value of our outstanding equity interests. As such, we believe that we satisfy the requirements of Section 883 of the Code for 2009 and the U.S. Source International Transportation Income we earn in 2009 will be exempt from U.S. federal income taxation by reason of Section 883. Following the offering, we expect Teekay Corporation will own less than 50.0% of the value of our outstanding equity interests. As such, we expect that for 2010 and all succeeding years, we will not satisfy the requirements of Section 883 of the Code and our U.S. Source International Transportation Income will not be exempt from U.S. federal income taxation by reason of Section 883.

The Net Basis Tax and Branch Profits Tax.  If we earn U.S. Source International Transportation Income and the Section 883 Exemption does not apply, such income may be treated as effectively connected with the conduct of a trade or business in the United States (or Effectively Connected Income) if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed placed of business in the United States. Based on our current operations, none of our potential U.S. Source International Transportation Income is attributable to regularly scheduled transportation or a fixed place of business in the United States. As a result, we do not anticipate that any of our U.S. Source International Transportation Income will be treated as Effectively Connected Income. However, there is no assurance that we will not earn income pursuant to regularly scheduled transportation or bareboat charters attributable to a fixed place of business in the United States in the future, which would result in such income being treated as Effectively Connected Income. In addition, U.S. Source Domestic Transportation Income generally is treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate is currently 35.0%). In addition, if we earn income that is treated as Effectively Connected Income, a 30.0% branch profits tax imposed under Section 884 of the Code generally would apply to such income, and a branch interest tax could be imposed on certain interest paid or deemed paid by us.

On the sale of a vessel that has produced Effectively Connected Income, we could be subject to the net basis corporate income tax and to the 30.0% branch profits tax with respect to our gain not in excess of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles.

The 4.0% Gross Basis Tax.  Provided the net basis tax does not apply, we will be subject to a 4.0% U.S. federal income tax on the U.S. source portion of our gross U.S. Source International Transportation Income, without benefit of deductions, for any year for which the Section 883 Exemption does not apply. In this regard, we estimate that we will be subject to less than $500,000 of U.S. federal income tax in 2010 and future years based on the amount of U.S. Source International Transportation Income we earned for 2008 and our expected U.S. Source International Transportation Income for 2009 and future years. The amount of such tax for which we are liable for any year will depend upon the amount of income we earn from voyages into or out of the United States in such year, however, which is not within our complete control.

Taxation of an Investment in Us

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal U.S. federal income tax considerations and non-U.S. federal income tax considerations associated with the purchase, ownership and disposition of our common units, please read “Material U.S. Federal Income Tax Considerations,” beginning on page 31, and “Non-United States Tax Considerations,” beginning on page 35, of the accompanying prospectus and our Annual Report on Form 20-F for the year ended December 31, 2008 at Item 10 “Additional Information — Material U.S. Federal Income Tax Considerations,” which is incorporated by reference into this prospectus. The following discussion provides additional disclosure regarding the potential application of certain U.S. federal income taxes to us in light of the offering and, in this regard, replaces the discussion contained in the accompanying prospectus and our Annual Report on Form 20-F, at Item 10, in each case under the caption “Material U.S. Federal Income

Tax Considerations — United States Federal Income Taxation of U.S. Holders — Consequences of Possible PFIC Classification.”

You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75.0% of its gross income is “passive” income; or (ii) at least 50.0% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” While there are uncertainties involved in this determination, our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on certain representations that we have made to them regarding the composition of our assets, the source of our income, and the nature of our activities and other operations following this offering, including:

•	the income derived from our time charters and contracts of affreightment will be greater than 25.0% of our total gross income at all relevant times; and

•	the gross value of our vessels servicing our contracts of affreightment or operating under time charters will exceed the gross value of all other assets we own at all relevant times.

In addition to these representations, the opinion of Perkins Coie LLP that it is more likely than not that we are not a PFIC is based principally on the position that the gross income we derive from our time charters and contracts of affreightment is services income, rather than rental income.

No assurance can be given, however, that the U.S. Internal Revenue Service (or IRS) will accept this position or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations. Moreover, a recent decision of the United States Court of Appeals for the Fifth Circuit in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. Apr. 13, 2009) held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the court’s ruling was contrary to the position of the IRS and it is presently uncertain whether the IRS will follow the Fifth Circuit’s time charter analysis in Tidewater for purposes of making PFIC determinations. Moreover, we believe that the nature of our time chartering activities, as well as our time charter contracts, differ in certain material respects from those at issue in Tidewater. Consequently, while there are uncertainties involved in the determination, we believe that we are not now and have not been a PFIC.

Current law provides that dividends received by a U.S. Holder (as defined below) who is an individual, trust or estate (or U.S. Individual Holder) from a qualified foreign corporation are subject to U.S. federal income tax at preferential rates through 2010. However, if we are classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, we would not be considered a qualified foreign corporation, and a U.S. Individual Holder receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Additionally, as discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund” (such election, a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below.

As used herein, the term U.S. Holder means a beneficial owner of our common units that is a U.S. citizen or resident (as determined for U.S. federal income tax purposes), U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Taxation of U.S. Holders Making a Timely QEF Election.  If a U.S. Holder makes a timely QEF election (such holder, an Electing Holder), he must report for U.S. federal income tax purposes his pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within his taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election.  If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.  If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (such holder, a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These rules generally would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives for the other underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Number of
Underwriter	Common Units

Citigroup Global Markets Inc.	1,449,813
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,449,813
UBS Securities LLC	1,449,813
Wells Fargo Securities, LLC	1,449,813
Raymond James & Associates, Inc.	505,748
DnB NOR Markets, Inc.	195,000

Total	6,500,000

The business address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013, of Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, New York, NY 10080, of UBS Securities LLC is 299 Park Avenue, New York, NY 10171, and of Wells Fargo Securities, LLC is 375 Park Avenue New York, NY 10152.

The underwriting agreement provides that the obligations of the underwriters to purchase the units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the units (other than those covered by their option to purchase additional units described below) if they purchase any of the units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $0.37 per common unit. If all of the common units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 975,000 additional common units at the public offering price less the underwriting discount and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional units approximately proportionate to that underwriter’s initial purchase commitment.

We, together with our general partner, Teekay Corporation, and the executive officers and directors of our general partner have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not, without the prior written consent of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, dispose of or hedge any of our common units or any securities convertible into or exchangeable for our common units. Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Our common units are traded on the New York Stock Exchange under the symbol “TOO.”

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise

Per unit	$0.61	$0.61
Total	$3,965,000	$4,559,750

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of units made in an amount up to the number of units represented by the underwriters’ over-allotment option. In determining the source of units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through their option to purchase common units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter repurchases units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be approximately $385,000 (exclusive of underwriting discounts and commissions).

Pursuant to a requirement by the Financial Industry Regulatory Authority (or FINRA), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Conflicts of Interest

If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

The underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with Teekay Corporation and its affiliates, our general partner and us in the ordinary course of its business. They have received and may receive customary compensation and expenses for these commercial and investment banking transactions.

As described in “Use of Proceeds,” we will use the net proceeds of this offering to repay a portion of our outstanding indebtedness under one of our revolving credit facilities. Affiliates of Citigroup Global Markets Inc. and DnB NOR Markets, Inc. are lenders under such revolving credit facility and will each receive more than 5% of the net proceeds of this offering. See “Use of Proceeds.”

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

LEGAL MATTERS

The validity of the common units offered hereby and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, which may rely on the opinions of Watson, Farley & Williams (New York) LLP for all matters of Marshall Islands law. Vinson & Elkins L.L.P. will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. appearing in its Annual Report on Form 20-F for the year ended December 31, 2008, and the effectiveness of Teekay Offshore Partners L.P.’s internal controls over financial reporting as of December 31, 2008, and the consolidated balance sheet of Teekay Offshore GP L.L.C. as at December 31, 2008, filed as Exhibit 15.2 to Teekay Offshore Partners L.P.’s Annual Report on Form 20-F for the year ended December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements, given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth estimated costs and expenses, other than the underwriting discount, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus.

Legal fees and expenses	$300,000
Accounting fees and expenses	$50,000
Printing costs	$25,000
Transfer agent fees	$10,000

Total	$385,000

PROSPECTUS

$750,000,000

Teekay Offshore Partners L.P.

Common Units

We may offer from time to time common units, which represent limited partnership interests in Teekay Offshore Partners L.P.

The common units we may offer will have a maximum aggregate offering price of $750,000,000 and will be offered at prices and on terms to be set forth in one or more accompanying prospectus supplements.

We may offer these securities directly or to or through underwriters, dealers or other agents. The names of any underwriters or dealers will be set forth in the applicable prospectus supplement. Our common units are traded on the New York Stock Exchange under the symbol “TOO.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” and “Incorporation of Documents by Reference” sections of this prospectus for information about us and our financial statements.

Limited partnerships are inherently different than corporations. You should carefully consider each of the factors described or referred to under “Risk Factors” beginning on page 7 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 22, 2008

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You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the U.S. Securities and Exchange Commission (or SEC ) incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, up to $750,000,000 in total aggregate offering price of the securities described in this prospectus. This prospectus generally describes us and the securities we may offer. Each time we offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries (including Teekay Offshore Operating L.P.), except that those terms, when used in this prospectus in connection with the common units described herein, shall mean specifically Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

The information in this prospectus is accurate as of its date. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

TEEKAY OFFSHORE PARTNERS L.P.

Teekay Offshore Partners L.P. is an international provider of marine transportation and storage services to the offshore oil industry. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers and floating storage and offtake (or FSO) units under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers and FSO units as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We intend to follow this same practice in acquiring floating production, storage and offloading (or FPSO) units, which produce and process oil offshore in addition to providing storage and offloading capabilities. We may enter into joint ventures and partnerships with companies that may provide increased access to opportunities emerging from the global expansion of the offshore transportation, storage and production sectors, or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. Teekay Corporation owns and controls our general partner and currently owns a 57.8% limited partner interest in us.

Our assets include, among others, a 26.0% interest in Teekay Offshore Operating L.P. (or OPCO), which owns and operates the world’s largest fleet of shuttle tankers, in addition to FSO units and conventional oil tankers. We control OPCO through our ownership of its general partner and Teekay Corporation owns the remaining 74.0% interest in OPCO. We believe that Teekay Corporation will offer us the opportunity to acquire additional limited partner interests in OPCO in the future.

Our Fleet and Potential Additional Offshore Project Opportunities From Teekay Corporation

As of April 30, 2008, our fleet consisted of: 38 shuttle tankers, 25 of which are owned by OPCO (including five through 50%-controlled joint ventures), 11 of which are chartered-in by OPCO, and 2 or which are owned by us (including one through a 50%-controlled joint venture); 5 FSO units, four of which are owned by OPCO; and 9 Aframax-class conventional crude oil tankers, all of which are owned by OPCO. All of these vessels operate under fixed-rate contracts or, for some of our shuttle tankers, under contracts of affreightment where payments are based upon the volume of oil transported. Our fleet consists of double-hull vessels, other than two FSO units.

Pursuant to an omnibus agreement we entered into in connection with our initial public offering in December 2006, Teekay Corporation is obligated to offer us shuttle tankers, FSO units, and FPSO units it may acquire in the future if the vessels are servicing contracts with terms in excess of three years.

Teekay Corporation has ordered four Aframax shuttle tanker newbuildings that are scheduled to deliver in 2010 and 2011, for a total delivered cost of approximately $485.0 million. These vessels will be offered to us pursuant to the omnibus agreement and, if we acquire them, we anticipate they will be used to service either new long-term, fixed-rate contracts Teekay Corporation may be awarded prior to vessel delivery or OPCO’s contracts of affreightment in the North Sea.

The omnibus agreement also obligates Teekay Corporation to offer to us (a) its interest in future FPSO and FSO projects it may undertake through its 50%-owned joint venture with Teekay Petrojarl ASA, one of the largest independent FPSO operators, and (b) if Teekay Corporation obtains 100% ownership of Teekay Petrojarl ASA, the existing FPSO units owned by Teekay Petrojarl ASA that are servicing contracts in excess of three years in length. As of April 30, 2008, Teekay Corporation owned 65% of Teekay Petrojarl ASA, which owns four FPSO units.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries, including OPCO. Our subsidiary, Teekay Offshore Operating GP L.L.C., a Marshall Islands limited liability company, is OPCO’s general partner and manages OPCO’s operations and activities. Our general partner, Teekay Offshore GP L.L.C., a

Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us, OPCO and our and its subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us and OPCO substantially all of our and its administrative services and to our and OPCO’s subsidiaries substantially all of their strategic consulting, advisory, ship management, technical and administrative services.

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are subject to the information requirements of the Securities Exchange Act of 1934 (or the Exchange Act), and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within six months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. We intend to file our annual reports on Form 20-F earlier than the SEC currently requires. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at www.teekayoffshore.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Securities Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007;

•	all subsequent Annual Reports on Form 20-F filed prior to the termination of this offering;

•	all subsequent Reports on Form 6-K filed prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	the description of our common units contained in our Registration Statement on Form 8-A/A filed on May 6, 2008, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners, L.P.
4th floor, Belvedere Building,
69 Pitts Bay Road
Hamilton HM 08, Bermuda Attn: Corporate Secretary
(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements include statements with respect to, among other things:

•	our ability to make cash distributions on our units or any increases in our quarterly distributions;

•	our future financial condition or results of operations and future revenues and expenses;

•	the repayment of debt;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	growth prospects of the offshore and tanker markets;

•	offshore and tanker market fundamentals, including the balance of supply and demand in the offshore and tanker market;

•	the expected lifespan of a new shuttle tanker, floating storage and off-take (or FSO) unit and conventional tanker;

•	future capital expenditures and the availability of capital resources to fund capital expenditures;

•	our ability to maintain long-term relationships with major crude oil companies;

•	our ability to leverage to our advantage Teekay Corporation’s relationships and reputation in the shipping industry;

•	our continued ability to enter into fixed-rate charters with customers;

•	obtaining offshore projects that we or Teekay Corporation bid on or that Teekay Corporation is awarded;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	the ability of counterparties to our derivative contracts to fulfill their contractual obligations;

•	our pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

•	delivery dates and financing for newbuildings;

•	the commencement of service of newbuildings under long-term contracts;

•	the ability to compete successfully for future chartering and newbuilding opportunities;

•	our expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	anticipated funds for liquidity needs and the sufficiency of cash flows;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards applicable to our business;

•	the expected impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	Teekay Corporation increasing its ownership interest in Teekay Petrojarl ASA (formerly Petrojarl ASA) or offering us additional interests in OPCO;

•	our general and administrative expenses as a public company and expenses under service agreements with other affiliates of Teekay Corporation and for reimbursements of fees and costs of our general partner;

•	the anticipated taxation of our partnership and its subsidiaries and distributions to our unitholders, including our estimate of the percentage of our distributions that will constitute dividends;

•	our exposure to foreign currency fluctuations, particularly in Norwegian Kroner; and

•	our business strategy and other plans and objectives for future operations.

These and other forward-looking statements are subject to the risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” below and those risks discussed in other reports we file with the SEC and that are incorporated in this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk Factors.” We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RISK FACTORS

Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our common units, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of the risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our common units, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, a common unitholder agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above.

Fees and cost reimbursements, which our general partner determines for services provided to us, are substantial and reduce our cash available for distribution to you.

Prior to making any distribution on the common units, we and OPCO pay fees for services provided to us, OPCO and our and its operating subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain administrative services to us and OPCO and certain advisory, ship management, technical and administrative services to our and OPCO’s operating subsidiaries, including services rendered to us pursuant to certain advisory and administrative services agreements. The payment of fees to Teekay Corporation and reimbursement of expenses to our general partner could adversely affect our ability to pay cash distributions to you.

Our general partner, which is owned and controlled by Teekay Corporation, makes all decisions on our behalf, subject to the limited voting rights of our common unitholders. Even if public unitholders are dissatisfied, they cannot remove our general partner without Teekay Corporation’s consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis. Teekay Corporation, which owns and controls our general partner, appoints our general partner’s board of directors, which in turn appoints the board of directors of OPCO’s general partner. Our general partner makes all decisions on our behalf. If the unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The vote of the holders of at least 66-2/3% of all outstanding units, voting together as a single class, is required to remove our general partner. Teekay Corporation currently owns 58.9% of the units. Also, if our general partner is removed without “cause” during the subordination period and no units held by our general partner and Teekay Corporation are voted in favor of that removal, all remaining subordinated units (which are held by Teekay Corporation) will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

In addition, unitholders’ voting rights are further restricted by our partnership agreement provision providing that any units held by a person that owns 20.0% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

If we cease to control OPCO, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control OPCO and are deemed to be an investment company under the U.S. Investment Company Act of 1940 because of our ownership of OPCO partnership interests, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage, and require us to add additional directors who are independent of us or our affiliates.

Common unitholders may experience immediate and substantial dilution of their interest.

In the past, purchasers of our common units have experienced immediate and substantial dilution of their ownership interest in us. This dilution results primarily because the assets contributed by our general partner and its affiliates in connection with our initial public offering are recorded at their historical cost, and not their fair value, in accordance with GAAP. Depending on whether the offering price for any common units exceeds the pro forma net tangible book value per common unit, you could incur immediate and substantial dilution.

We may issue additional equity securities without your approval, which would dilute your ownership interests.

Our general partner, without the approval of our unitholders, may cause us to issue an unlimited number of additional units or other equity securities.

The issuance by us of additional common units or other equity securities will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to you.

OPCO’s partnership agreement provides that the board of directors of our general partner, on our behalf, approves the amount of reserves from OPCO’s cash flow that is retained by OPCO to fund its future operating expenditures. Our partnership agreement requires our general partner to deduct from our operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves affect the amount of cash available for distribution by OPCO to us and by us to our unitholders. In addition, our general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on our common units for the following four quarters. Furthermore, our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution.

Our general partner has a call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80.0% of the common units, our general partner has the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price as determined in accordance with our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units.

Teekay Corporation, an affiliate of our general partner, currently owns approximately 17.9% of the common units. At the end of the subordination period applicable to our subordinated units, and assuming no additional issuances of common units and conversion of our subordinated units into common units, Teekay Corporation will own approximately 58.9% of the common units. Teekay Corporation may acquire additional common units from us in connection with future transactions or through open-market or negotiated purchases.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20.0% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

As a limited partner in a partnership organized under the laws of the Republic of The Marshall Islands, you could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, the Marshall Islands Limited Partnership Act (or the Marshall Islands Act) provides that a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution, as described below under “— Unitholders may have liability to repay distributions.” In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

Unitholders may have liability to repay distributions.

Unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware courts. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda, Norway and Singapore. In addition, our general partner is a Marshall Islands limited liability company and a majority of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

Tax Risks

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our common units, as well as the information included in Item 4(E) of our latest Annual Report on Form 20-F filed with the SEC and any updates thereof, which information is incorporated by reference into this prospectus.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign entity taxed as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC), for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50.0% of the average value of the entity’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

While there are legal uncertainties involved in this determination, our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on certain assumptions made by them as well as certain representations we made to them regarding the composition of our assets, the source of our income, and the nature of our operations. However, no assurance can be given that the U.S. Internal Revenue Service will accept this position or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

The preferential tax rates applicable to qualified dividend income are temporary, and the enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for the preferential rate.

Certain of our distributions may be treated as qualified dividend income eligible for preferential rates of U.S. federal income tax to U.S. individual unitholders (and certain other U.S. unitholders). In the absence of legislation extending the term for these preferential tax rates, all dividends received by such U.S. taxpayers in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Distributions.”

Legislation has been, and may in the future be, proposed which, if enacted, could deny the preferential rate of U.S. federal income tax currently imposed on distributions paid by us. As of the date of this prospectus, it is not possible to predict with any certainty whether such proposed legislation will be enacted.

We are subject to taxes, which reduces our cash available for distribution to you.

Some of our subsidiaries are subject to tax in the jurisdictions in which they are organized or operate, which reduces the amount of our cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us, OPCO or our or its subsidiaries in jurisdictions in which operations are conducted. For example, if Teekay Corporation holds less than 50.0% of the value of our units in the future, our U.S. source income may become subject to taxation under Section 883 of the U.S. Internal Revenue Code.

You may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning our common units if, under the laws of any such country, we or OPCO are considered to be carrying on business there. Such laws may require you to file a tax return with and pay taxes to those countries.

We intend that our affairs and the business of each of our controlled affiliates, including OPCO, be conducted and operated in a manner that minimizes income taxes imposed upon us and these controlled affiliates or which may be imposed upon you as a result of owning our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities and the activities of OPCO and our or its subsidiaries may be attributed to our unitholders for tax purposes and, thus, that you will be subject to tax in one or more non-U.S. countries, including Canada, as a result of owning our common units if, under the laws of any such country, we or OPCO are considered to be carrying on business there. Under the Income Tax Act (Canada), our election to be treated as a corporation for U.S. tax purposes has no effect. Therefore, we will continue to be treated as a partnership for Canadian tax purposes. If you are subject to tax in any such country, you may be required to file a tax return with and to pay tax in that country based on your allocable share of our income. We may be required to reduce distributions to you on account of any withholding obligations imposed upon us by that country in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur.

We believe we conduct our and OPCO’s activities in a manner so that our unitholders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of our common units. However, the question of whether either we or any of our controlled affiliates will be treated as carrying on business in any country, including Canada, will largely be a question of fact determined through an analysis of contractual arrangements, including the services agreements we, OPCO and our and its operating subsidiaries have entered into and, will enter into in the future, with subsidiaries of Teekay Corporation, and the way we and OPCO conduct business or operations, all of which may change over time. Please read “Non-United States Tax Considerations — Canadian Federal Income Tax Considerations.” The laws of Canada or any other foreign country may also change, which could cause the country’s taxing authorities to determine that we or OPCO are carrying on business in such country and are subject to its taxation laws. Any foreign taxes imposed on us, OPCO or any subsidiaries will reduce our cash available for distribution to you.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007.

This table is derived from and should be read in conjunction with our consolidated financial statements, including accompanying notes, incorporated by reference in this prospectus. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference herein from our Annual Report on Form 20-F for the year ended December 31, 2007.

As of December 31,
2007
(In thousands)

Total cash and cash equivalents	$121,224

Long-term debt, including current portion	$1,517,467
Non-controlling interest	391,645
Partners’ equity	80,969

Total capitalization	$1,990,081

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of April 30, 2008, there were 9,800,000 common units outstanding, held by approximately 4 holders of record. Our common units were first offered on the New York Stock Exchange on December 14, 2006, at an initial price of $21.00 per unit. Our common units are traded on the New York Stock Exchange under the symbol “TOO.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the New York Stock Exchange, and quarterly cash distributions declared per common unit. The last reported sale price of common units on the New York Stock Exchange on May 15, 2008 was $22.11 per common unit.

			Quarterly
	Closing Sales		Cash
	Price Ranges		Distributions
	High	Low	per Unit(1)

Years Ended
Year Ended December 31, 2007	$37.45	$24.04
Year Ended December 31, 2006(2)	$26.77	$25.00
Quarters Ended
June 30, 2008(3)	$24.35	$20.35
March 31, 2008	$26.46	$20.71	$0.40
December 31, 2007	$30.46	$24.04	$0.40
September 30, 2007	$37.45	$28.00	$0.385
June 30, 2007	$35.40	$29.00	$0.35
March 31, 2007	$31.66	$26.00	$0.35
December 31, 2006(2)	$26.77	$25.00	$0.05	(4)
Months Ended
May 31, 2008(5)	$22.18	$20.35
April 30, 2008	$24.35	$21.51
March 30, 2008	$25.32	$20.71
February 29, 2008	$26.46	$22.09
January 31, 2008	$25.86	$22.75
December 31, 2007	$26.37	$24.41

(1)	Distributions are shown for the quarter with respect to which they were declared. Cash distributions were declared and paid within 45 days following the close of each quarter.

(2)	Period beginning December 14, 2006.

(3)	Period beginning April 1, 2008 and ending May 15, 2008.

(4)	The distribution reflects the 13-day period from December 19, 2006 to December 31, 2006.

(5)	Period beginning May 1, 2008 and ending May 15, 2008.

DESCRIPTION OF THE COMMON UNITS

Our common units and our subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and privileges of holders of common units, holders of subordinated units and our general partner in and to partnership distributions, together with a description of the circumstances under which subordinated units convert into common units, please read “How We Make Cash Distributions.”

Number of Units

We currently have 9,800,000 common units outstanding, of which 1,750,000 are held by Teekay Corporation, which owns our general partner. We also have 9,800,000 subordinated units outstanding, for which there is no established public trading market, all of which are held by Teekay Corporation. The common units and the subordinated units represent an aggregate 98% limited partner interest and the general partner interest represents a 2% general partner interest in us.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our unitholders.

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by the general partner, have special voting or other rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will have the right, but not the obligation to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. In addition, our general partner and its affiliates have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units do not have similar preemptive rights to acquire additional common units or other partnership securities.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our units have only limited voting rights on matters affecting our business. They have no right to elect our general partner (who manages our operations and activities), or the directors of our general partner, on an annual or other continuing basis. On those matters that are submitted to a vote of unitholders, each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a transferee approved by the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes.

Holders of our subordinated units sometimes vote as a single class together with the holders of our common units and sometimes vote as a class separate from the holders of common units. Holders of subordinated units, like holders of common units, have very limited voting rights. During the subordination period, common units (excluding common units held by our general partner and its affiliates) and subordinated units each vote separately as a class generally on the following matters:

•	a merger of our partnership;

•	a sale or exchange of all or substantially all of our assets;

•	the election of a successor general partner in connection with certain withdrawals of our general partner;

•	dissolution or reconstitution of our partnership;

•	some amendments to our partnership agreement; and

•	some amendments to the operating agreement of our operating company or action taken by us as a member of the operating company if such amendment or action would materially and adversely affect our limited partners.

Neither the subordinated units nor any common units held by our general partners or any of its affiliates are entitled to vote on approval of the withdrawal of our general partner or the transfer by our general partner of its general partner interest or incentive distribution rights under some circumstances. Removal of our general partner requires:

•	a 66-2/3% vote of all outstanding units, voting as a single class, including units held by our general partner and its affiliates; and

•	the election of a successor general partner by the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.

Except as described above regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, any meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of unpermitted citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than

60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class during the 90-day period preceding the date such notice is first mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have the holder’s partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. Please read “Material U.S. Federal Income Tax Considerations — United States Federal Income Taxation of U.S. Holders — Sale, Exchange or other Disposition of Common Units” and “— United States Federal Income Taxation of Non-U.S. Holders — Disposition of Units.”

Exchange Listing

Our common units are listed on the New York Stock Exchange, where they trade under the symbol “TOO.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units automatically shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically shall be deemed to:

•	represent that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	agree to be bound by the terms and conditions of, and to have executed, our partnership agreement; and

•	give the consents and approvals contained in our partnership agreement.

We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Other Matters

Merger, Sale, or Other Disposition of Assets.  A merger or consolidation of us requires the consent of our general partner, in addition to the unitholder vote described above under “— Meetings; Voting.” However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Registration Rights.  Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay Offshore GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Summary of Our Partnership Agreement

A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement and the rights and privileges of our unitholders is included in our registration statement on Form 8-A/A as filed with the SEC on May 6, 2008, including any subsequent amendments or reports filed for the purpose of updating such description. Please read “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

HOW WE MAKE CASH DISTRIBUTIONS

Distribution of Available Cash

General

Within approximately 45 days after the end of each quarter, we distribute all of our available cash (defined below) to unitholders of record on the applicable record date.

Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own, including OPCO):

•	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

•	comply with applicable law, any debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

Minimum Quarterly Distribution

Common unitholders are entitled under our partnership agreement to receive a quarterly distribution of $0.35 per unit, or $1.40 per unit per year, prior to any distribution on our subordinated units, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses, including payments to our general partner. Our general partner has the authority to determine the amount of our available cash for any quarter. This determination, as well as all determinations made by our general partner, must be made in good faith. Our general partner’s board of directors declared an increase in our quarterly distribution to $0.385 per unit, or $1.54 per year, commencing with the third quarter of 2007, and a subsequent increase to $0.40 per unit, or $1.60 per year, commencing with the fourth quarter of 2007. There is no guarantee that we will pay the quarterly distribution in this amount or the minimum quarterly distribution on our common units in any quarter, and we and OPCO will be prohibited from making any distributions to our common unitholders or us, respectively, if any such distribution would cause an event of default, or an event of default is existing, under our or OPCO’s credit facilities.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus, for any period, generally means:

•	$15.0 million; plus

•	all cash receipts (including our proportionate share of cash receipts for certain subsidiaries we do not wholly own, including OPCO), after the closing of our initial public offering, excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) termination of interest rate swap agreements, (5) capital contributions or (6) corporate reorganizations or restructurings; plus

•	working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to finance all or any portion of the construction, expansion or improvement of a capital asset such as vessels during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•	interest paid on debt incurred (including periodic net payments under related interest rate swap agreements) and cash distributions paid on equity securities issued, in each case (and including our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•	all of our operating expenditures (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own) after the closing of our initial public offering and the repayment of working capital borrowings, but not (1) the repayment of other borrowings, (2) actual maintenance capital expenditures, or expansion capital expenditures or investment capital expenditures, (3) transaction expenses (including taxes) related to interim capital transactions or (4) distributions; less

•	estimated maintenance capital expenditures and the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowing, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus also would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain over the long term the operating capacity of or the revenue generated by capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel increase the revenues or the operating capacity of the fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes.

Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance capital expenditures include capital expenditures associated with drydocking a vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by the fleet. Maintenance capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued to finance the construction of a replacement vessel and paid during the construction period, which we define as the period beginning on the date of entry into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity, are also considered maintenance capital expenditures.

Because maintenance capital expenditures may be very large and vary significantly in timing, the amount of actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement requires that an amount equal to an estimate of the average quarterly maintenance capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the board’s conflicts committee. The estimate is made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate is prospective only. The partnership agreement of OPCO requires that the board of directors of our general partner, on our behalf, must approve the amount of maintenance capital reserves for OPCO.

Our use of estimated maintenance capital expenditures in calculating operating surplus has the following effects:

•	it reduces the risk that actual maintenance capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it reduces the need for us to borrow to pay distributions;

•	it is more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our general partner; and

•	it reduces the likelihood that a large maintenance capital expenditure in a period will prevent our general partner’s affiliates from being able to convert some or all of their subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally is generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that enables us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, our common units have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on our subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

Except as described below under “Early Termination of Subordination Period,” the subordination period will extend until the first day of any quarter, beginning after December 31, 2009, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three, consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period may end before December 31, 2009.

Early Termination of Subordination Period.

The subordination period will automatically terminate and the subordinated units will convert into common units on a one-for-one basis if the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $2.10 (150% of the annualized minimum quarterly distribution) for any four-quarter period immediately preceding the date of determination; and

•	the “adjusted operating surplus” (as defined below) generated during any four-quarter period immediately preceding the date of determination equaled or exceeded the sum of a distribution of $2.10 per common unit

(150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For purposes of determining whether sufficient adjusted operating surplus has been generated under these conversion tests, the conflicts committee of our general partner’s board of directors may adjust adjusted operating surplus upwards or downwards if it determines in good faith that the estimated amount of maintenance capital expenditures used in the determination of operating surplus was materially incorrect, based on circumstances prevailing at the time of original determination of the estimate.

Definition of Adjusted Operating Surplus

Adjusted operating surplus, for any period, generally means:

•	operating surplus generated with respect to that period; less

•	any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own, including OPCO) with respect to that period; less

•	any net reduction in cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; plus

•	any net increase in cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Expiration of the Subordination Period

Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and, if any, its incentive distribution rights (described below) into common units or to receive cash in exchange for those interests.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “— Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distributions rights to a third party prior to December 31, 2016. Any transfer by our general partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•	second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•	third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $0.525 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and has not transferred the incentive distribution rights and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders and our general partner in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has contributed any capital necessary to maintain its 2.0% general partner interest and has not transferred the incentive distribution rights.

			Marginal Percentage
	Total Quarterly Distribution		Interest in Distributions
	Target Amount		Unitholders	General Partner

Minimum Quarterly Distribution		$0.35	98%	2%
First Target Distribution	up to $	0.4025	98%	2%
Second Target Distribution	above $	0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $	0.4375 up to $0.525	75%	25%
Thereafter	above $	0.525	50%	50%

Distributions From Capital Surplus

How Distributions From Capital Surplus Are Made

We make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price of our common units; and

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering on December 19, 2006, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions from operating surplus, with 50.0% being paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume the general partner maintains its 2.0% general partner interest and has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority so that OPCO or any subsidiary becomes subject to additional taxation as an entity for U.S. federal, state, local or foreign tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our direct or indirect aggregate liability for the quarter for such taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price of our common units for the preceding 20 trading days (or the current market price ) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial public offering unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•	second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial public offering unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial public offering unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial public offering unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

The immediately preceding two paragraphs are based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (or the Code) as in effect on the date of this prospectus, existing final and temporary regulations thereunder (or Treasury Regulations), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Offshore Partners L.P.

The following summary does not comment on all aspects of U.S. federal income taxation which may be important to particular unitholders in light of their individual circumstances, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or to persons that will hold the units as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships or their partners, or persons that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity taxed as a pass-through entity holds our common units, the tax treatment of a partner or owner thereof will generally depend upon the status of the partner or owner and upon the activities of the partnership or pass-through entity. If you are a partner in a partnership or owner of a pass-through entity holding our common units, you should consult your tax advisor.

No ruling has been or will be requested from the U.S. Internal Revenue Service (or the IRS) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS.

This summary does not discuss any U.S. state or local, estate or alternative minimum tax considerations regarding the ownership or disposition of common units. This summary is written for unitholders that hold their units as “capital assets” under the Code. Each unitholder is urged to consult its tax advisor regarding the U.S. federal, state, local, and other tax consequences of the ownership or disposition of common units.

Election to be Taxed as a Corporation

We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, unitholders are not directly subject to U.S. federal income tax on our income, but rather are subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our common units that is a U.S. citizen or resident (as determined for U.S. federal income tax purposes), U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Distributions

Subject to the discussion of the rules applicable to passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our common units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units on a dollar-for-dollar basis and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common units generally will be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common units to a U.S. Holder who is an individual, trust or estate (or a U.S. Individual Holder) will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common units are currently traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); (iii) the U.S. Individual Holder has owned the common units for more than 60 days in the 121-day period beginning 60 days before the date on which the common units become ex-dividend; and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2011 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any “extraordinary dividend” paid by us. An extraordinary dividend is, generally, a dividend with respect to a common unit if the amount of the dividend is equal to or in excess of 10.0% of a unitholder’s adjusted basis (or fair market value in certain circumstances) in such common unit. If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of such dividend.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75.0% of its gross income is “passive” income; or (ii) at least 50.0% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

While there are legal uncertainties involved in this determination, our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on certain representations that we have made to them regarding the composition of our assets, the source of our income, and the nature of our chartering activities and other operations following this offering, including:

•	the income derived from our time charters and contracts of affreightment will be greater than 25.0% of our total gross income at all relevant times; and

•	the gross value of our vessels servicing our contracts of affreightment or operating under time charters will exceed the gross value of all other assets we own at all relevant times.

In addition to these representations, the opinion of Perkins Coie LLP that we should not be a PFIC is based principally on the position that at least a majority, if not all, the gross income we derive from our time charters and contracts of affreightment should constitute services income, rather than rental income. Correspondingly, such services income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular the vessels operating under time charters or servicing contracts of affreightment, should not constitute passive assets for purposes of determining whether we are a PFIC. Substantial legal authority supports this position, including case law and IRS pronouncements concerning the characterization of income derived from time charters, contracts of affreightment and similar contracts for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the

IRS or a court could disagree with this position and the opinion we have received from Perkins Coie LLP. Regarding this position, the opinion of Perkins Coie LLP assumes that all future time charters and contracts of affreightment that we will enter into are substantially similar to those we provided to them for their review. There is no assurance that the nature of our assets, income and operations will remain the same in the future. Moreover, the market value of our units may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our units (which is not within our control) may impact the determination of whether we are a PFIC.

If we were classified as a PFIC, for any year during which a U.S. Holder owns units, such U.S. Holder generally will be subject to special rules (regardless of whether we continue thereafter to be a PFIC) with respect to:

(i) any “excess distribution” (generally, any distribution received by a unitholder in a taxable year that is greater than 125.0% of the average annual distributions received by the unitholder in the three preceding taxable years or, if shorter, the unitholder’s holding period for the units), and (ii) any gain realized upon the sale or other disposition of units. Under these rules:

•	the excess distribution or gain will be allocated ratably over the unitholder’s holding period;

•	the amount allocated to the current taxable year and any year prior to the first year in which we were a PFIC will be taxed as ordinary income in the current year;

•	the amount allocated to each of the other taxable years in the unitholder’s holding period will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year; and

•	an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year.

Certain elections that would alter the tax consequences to a U.S. Holder, such as a qualified electing fund election or mark to market election, may be available to a U.S. Holder if we were to be classified as a PFIC. If we determine that we are or will be a PFIC, we will provide unitholders with information concerning the potential availability of such elections.

As described above, current law provides that dividends received by an individual U.S. Holder from a qualified foreign corporation are subject to U.S. federal income tax at preferential rates through 2010. However, if we were to be classified as a PFIC for a taxable year in which we pay a dividend or the immediately preceding taxable year, we would not be considered a qualified foreign corporation, and a U.S. Individual Holder receiving such dividends would not be eligible for the reduced rate of U.S. federal income tax.

Consequences of Possible Controlled Foreign Corporation Classification

If more than 50.0% of either the total combined voting power of our outstanding units entitled to vote or the total value of all of our outstanding units were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10.0% or more of the total combined voting power of our outstanding units entitled to vote (each, a United States Shareholder), we generally would be treated as a controlled foreign corporation (or CFC). United States Shareholders of a CFC are treated as receiving current distributions of their shares of certain income of the CFC (not including, under current law, certain undistributed earnings attributable to shipping income) without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. Although we are not currently a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a United States Shareholder in the event we were to become a CFC in the future.

Sale, Exchange or Other Disposition of Common Units

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such units. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-

term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, and subject to preferential capital gain tax rates. Such capital gain or loss generally will be treated as U.S.-source gain or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

Distributions we pay to a Non-U.S. Holder are not subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, distributions we pay will be subject to U.S. federal income tax to the extent those distributions constitute income effectively connected with that Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder who is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income represented thereby is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

The U.S. federal income taxation of Non-U.S. Holders on any gain resulting from the disposition of our common units generally is the same as described above regarding distributions. However, individual Non-U.S. Holders are subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those shares are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of common units to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding, if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments within the United States by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and a refund of any amounts withheld in excess of such liability) by filing a return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson, Farley & Williams (New York) LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands.

Because we, OPCO and our respective subsidiaries do not, and we do not expect that we, OPCO or our respective subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the common units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (the Canada Tax Act ), as of the date of this prospectus, that we believe are relevant to holders of common units who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty ) resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation ( U.S. Resident Holders ).

Under the Canada Tax Act, no taxes on income (including taxable capital gains) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of the common units, provided that we do not carry on business in Canada and such U.S. Resident Holders do not, for the purposes of the Canada-U.S. Treaty, otherwise have a permanent establishment or fixed base in Canada to which such common units pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such common units in the course of carrying on a business in Canada and, in the case of any U.S. Resident Holders that carry on an insurance business in Canada and elsewhere, such U.S. Resident Holders establish that the common units are not effectively connected with their insurance business carried on in Canada.

In this connection, we believe that our activities and affairs and the activities and affairs of OPCO, a Marshall Island limited partnership in which we own a 26.0% limited partnership interest, can be conducted in a manner that both we and OPCO will not be carrying on business in Canada. As a result, U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act solely by reason of the acquisition, holding, disposition or redemption of their common units. We intend that this is and continues to be the case, notwithstanding that in providing certain services to Teekay Offshore Partners L.P., OPCO and its operating subsidiaries, Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in Bermuda) will contract for assistance in the delivery of such services with Canadian service providers, as discussed below.

Under the Canada Tax Act, our election to be treated as a corporation for U.S. tax purposes has no effect. Therefore, we will continue to be treated as a partnership for Canadian tax purposes. Under the Canada Tax Act, a resident of Canada (which may include a foreign corporation the central management and control of which is in Canada) is subject to Canadian tax on its world-wide income, subject to any relief that may be provided by any relevant tax treaty. A non-resident corporation or individual that carries on a business in Canada directly or through a partnership, including through a partnership that owns an interest in another partnership, is subject to tax in Canada on income attributable to its business (or that of the partnership or the partnership’s interest in another partnership, as the case may be) carried on in Canada. The taxation under the Canada Tax Act is subject to the provisions of any relevant tax treaty.

The Canada Tax Act contains special rules that provide assurance to qualifying international shipping corporations that they will not be considered resident in Canada even if they are, in whole or in part, managed from Canada. Further, the Canada Tax Act and many of the tax treaties to which Canada is a party also contain special exemptions for profits derived from international shipping operations.

We and OPCO have entered and may in the future enter into agreements with Teekay Shipping Limited for the provision of administrative services. Certain of OPCO’s operating subsidiaries have entered and may in the future enter into agreements with:

•	Teekay Shipping Limited for the provision of advisory, technical, ship management and administrative services; and

•	Teekay Shipping Canada Ltd., a Canadian subsidiary of Teekay Corporation, for the provision of strategic advisory and consulting services.

Certain of the services that Teekay Shipping Limited provides to us, to OPCO and to OPCO’s operating subsidiaries under the services agreements are and may in the future be obtained by Teekay Shipping Limited through subcontracts with a Canadian subsidiary of Teekay Corporation. The special rules in the Canada Tax Act and various relevant tax treaties relating to qualifying international shipping corporations and income from international shipping operations may provide relief to OPCO’s operating subsidiaries to the extent that the services provided to them by Canadian entities would otherwise result in such operating subsidiaries being considered to be resident in Canada or to be taxable in Canada on certain income from such operations by virtue of carrying on business in Canada. However, such rules would not apply to us or OPCO, as holding limited partnerships, or to our general partner or unitholders. While we do not believe it to be the case, if the arrangements described herein result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, our unitholders would be considered to be carrying on business in Canada and may be required to file Canadian tax returns and, subject to any relief provided in any relevant treaty (including, in the case of U.S. Resident Holders, the Canada-U.S. Treaty), would be subject to taxation in Canada on any income that is considered to be attributable to the business carried on by us in Canada.

On September 21, 2007, Canada and the United States signed the fifth protocol (or the Fifth Protocol) to the Canada-U.S. Treaty. The Fifth Protocol has been ratified in Canada, but must still be ratified in the United States prior to entering into force. The Fifth Protocol contains new Article IV(7)(a), a treaty benefit denial rule, which may have the effect of denying relief from Canadian taxation to U.S. Resident Holders under the Canada-U.S. Treaty in respect of any income attributable to a business carried on by us in Canada and any other Canadian source income earned by us. Article IV(7)(a) will not come into force until the first day of the third calendar year that ends after the Fifth Protocol enters into force.

We believe that we and OPCO can each conduct our respective activities and affairs in a manner so that our unitholders should not be considered to be carrying on business in Canada solely as a consequence of the acquisition, holding, disposition or redemption of our common units. Consequently, we believe our unitholders should not be subject to tax filing or other tax obligations in Canada under the Canada Tax Act. However, although we do not intend to do so, there can be no assurance that the manner in which we and OPCO carry on our respective activities will not change from time to time as circumstances dictate or warrant in a manner that may cause our unitholders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the U.S. Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth, among other things:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement.

Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority (or FINRA), the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

In the event that more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with FINRA Rule 2710(h).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our controlled affiliates are residents of countries other than the United States. Substantially all of our and our controlled affiliates’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our controlled affiliates or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams (New York) LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams (New York) LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson, Farley & Williams (New York) LLP. Certain other legal matters may be passed upon for us by Perkins Coie LLP, Portland, Oregon, who may rely upon the opinion of Watson, Farley & Williams (New York) LLP, for all matters of Marshall Islands law. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. included in its Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of Teekay Offshore Partners L.P.’s internal control over financial reporting as of December 31, 2007, and the consolidated balance sheet of Teekay Offshore GP L.L.C. as at December 31, 2007, filed as Exhibit 15.2 to Teekay Offshore Partners L.P.’s Annual Report on Form 20-F for the year ended December 31, 2007, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the U.S. Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the common units covered by this prospectus. All amounts are estimated except the SEC registration and FINRA fees.

U.S. Securities and Exchange Commission registration fee		$29,475
FINRA filing fee		$75,500
Legal fees and expenses		*
Accounting fees and expenses		*
Printing costs		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

6,500,000 Common Units
Representing Limited Partner Interests

Teekay Offshore Partners L.P.

PROSPECTUS SUPPLEMENT

July 30, 2009

Citi
BofA Merrill Lynch
UBS Investment Bank
Wells Fargo Securities

Raymond James
DnB NOR Markets